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                                 AMENDMENT TO

                            1997 STOCK OPTION AND
                              COMPENSATION PLAN
                                      OF
                             HOTEL DISCOVERY, INC.


1. OPTION PRICE. Section 6.1 of the Plan should be amended to read as follows:

             6.1 Price. The Option Price per share shall not be less than the Fair Market Value of the Common Stock subject to the Option on the date of Grant, subject to adjustment under Section 11.6.

2.      PRICE.  Section 8.2 of the Plan shall be amended to read as follows:

             8.2 Sale Price. The Committee shall determine the price at which shares of Restricted Stock shall be sold to a Participant, which may vary from time to time and among Participants, and which shall not be below the Fair Market Value of such shares of Common Stock at the date of sale.

3.      EFFECTIVE DATE. This Amendment became effective as of October 13, 1997.